As filed with the Securities and Exchange Commission on August 19, 2003
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2101668

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

865 SW 78thAvenue, Suite 100
Plantation, Florida 33324
(954) 233-8746

(Address, including zip code, and telephone number, including area code of principal executive offices)

Copies to:

Dennis W. Healey Executive Vice President Viragen, Inc. 865 SW 78th Avenue, Suite 100 Plantation, Florida 33324 (954) 233-8746	James M. Schneider, Esq. Schneider Weinberger LLP 2499 Glades Road, Suite 108 Boca Raton, Florida 33431 Telephone: (561) 362-9595 Facsimile: (561) 362-9612

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of securities	Amount to be	offering price	maximum aggregate	Amount of
to be registered	registered	per unit	offering price	registration fee

Common Stock, $.01 par value per share, issuable from time to time(1)	59,750,000 (1)	$0.20 (2)	$12,000,000 (3)	$970.80
Common Stock, $.01 par value per share, issuable upon exercise of common stock purchase warrants(4)	12,250,000	$0.24	2,940,000	237.85
	72,000,000		$14,940,000	$1,208.65

_________________

(1)

Represents shares issuable to Talisman Management Limited under a common stock purchase agreement. The registration fee has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2)

The price per share will vary based on the price of our common stock at the time of a draw down. The purchase price will be equal to 85% of the daily volume weighted average price of our common stock on the applicable date, as described in greater detail in the description of the common stock purchase agreement on page 16.

(3)

Represents the maximum purchase price that Talisman Management Limited is obligated to pay us under the common stock purchase agreement. The maximum net proceeds that we can receive is $12,000,000, less a 6.5% cash placement fee payable to the Placement Agent and a $1,000 escrow agent fee per draw down.

(4)

Represents shares of our common stock issuable upon the exercise of common stock purchase warrants issued in connection with the common stock purchase agreement. The registration fee is based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on August 13, 2003, which was greater than the $0.10 exercise price of the common stock purchase warrants.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

Viragen, Inc. will amend this registration statement on the date or dates as may be necessary to delay its effective date until Viragen shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

Subject to Completion
Dated August 19, 2003

Selling Security Holder Offering Prospectus

Viragen, Inc.

72,000,000 shares of common stock

        This prospectus covers the resale of an aggregate of up to 59,750,000 shares of our common stock issuable to Talisman Management Limited under a common stock purchase agreement commonly known as an “equity line”. This prospectus also covers the resale of 12,250,000 shares of our common stock issuable upon exercise of common stock purchase warrants issued to Talisman Management Limited and HPC Capital Management, as placement agent. We will not receive any proceeds from the sale of shares by Talisman Management Limited or HPC Capital Management.

        Talisman Management Limited is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with its sales.

        Our common stock is listed on the American Stock Exchange under the symbol “VRA”. On August 13, 2003, the last reported sale price for our common stock was $0.24 per share.

        This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 7.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2003.

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

ABOUT VIRAGEN

        Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

        Viragen, Inc. and its subsidiaries are engaged in the research, development, manufacture and sale of a natural human alpha interferon product designed to treat a broad range of viral and malignant diseases. Our strategy also includes the development of avian transgenics technology for the large-scale, cost-effective contract manufacturing of protein-based drugs. We are also researching and developing recombinant protein-based drugs designed to treat a broad range of cancers.

        Our majority-owned subsidiary, Viragen International, Inc., whose shares are traded on the over-the-counter Bulletin Board under the symbol “VGNI,” is a biopharmaceutical company engaged in researching, developing, manufacturing and selling a natural human alpha interferon product designed to treat a broad range of viral and malignant diseases. Viragen International, Inc. produces a natural human alpha interferon under the name Multiferon™, from human white blood cells, also known as leukocytes. Natural human alpha interferon stimulates and modulates the human immune system. In addition, natural human alpha interferon inhibits the growth of various viruses including those associated with diseases like hepatitis, cancer, multiple sclerosis, and HIV/AIDS.

        Our avian transgenic project is designed to enable us to produce protein-based drugs, including monoclonal antibodies, inside the eggs of specially developed chickens. Monoclonal antibodies are laboratory-produced, highly specialized therapeutic proteins that can locate and bind to cancer cells wherever they are in the body. Many monoclonal antibodies are used in cancer detection or therapy. Our goal is to develop a technology which will enable us to meet the large-scale production requirements for our own therapeutic protein-based products currently under development. We also believe this technology has potential to offer to others in the biopharmaceutical industry an alternate faster method of production of their protein-based products with higher capacity and at a lower cost. Specifically, using transgenic chickens in production may provide advantages over current traditional methods including relative ease of scale-up, time to develop commercial scale production levels and reduced capital outlay when compared to the most common production methods, which utilize capital intensive bioreactors.

        We believe that no single approach or method is likely to treat all cancers effectively. We have approached the treatment of targeted cancers from several directions, which we believe will increase our likelihood of clinical success. In collaboration with the Memorial Sloan-Kettering Cancer Center, we have initiated research on human monoclonal antibodies targeting ganglioside GD3 for the treatment of melanoma and possibly certain other cancers. In collaboration with the UK’s Cancer Research Campaign, we are developing DNA vaccines and monoclonal antibodies to block the protective effect of the protein CD55 on the surface of tumor cells. In collaboration with the University of Miami’s Sylvester Comprehensive Cancer Center, we are researching and developing a specific anti-cancer technology designed to develop a novel form of an immune enhancing drug that has shown promise by inhibiting tumor growth in rats for a broad range of cancers. The drug is a novel 11 amino acid peptide called IEP 11, which was derived from a tumor transmembrane glycoprotein. We believe IEP 11 possesses anti-cancer vaccine properties, both prophylactically and therapeutically.

Recent Developments – Common Stock Purchase Agreement

        On March 31, 2003, we entered into a common stock purchase agreement with Talisman Management Limited for the potential future issuance and sale of up to $12 million of our common stock, subject to restrictions, limitations and other obligations that are described throughout this prospectus, over a period of 24 months. Under this arrangement, we, at our sole discretion, may draw down on this facility, sometimes termed an “equity line”, from time to time, and Talisman Management Limited is obligated to purchase those shares of our common stock. In general, the maximum amount that we may draw down upon at any particular time is the lesser of $400,000 or 2.5% times the average of the daily volume weighted average prices of our common stock for the 60 calendar days preceding notice of a draw down, multiplied by the total number of shares traded during the same 60-day period. The shares of our common stock issuable under the equity line facility will be sold at 85% of the daily volume weighted average price of our common stock for a ten day pricing period prior to purchase, subject to a minimum price threshold. We have no obligation to exercise draw downs under the equity line, however, if we do so, subject to certain exceptions, Talisman Management Limited is required fund our draw downs. For more details on the structure of the equity line and the limitations on our ability to use the equity line, see “Risk Factors” and “Common Stock Purchase Agreement” elsewhere in this prospectus.

        Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “Viragen,” “we,” “us” and “our” are to Viragen, Inc., and our wholly-owned and majority-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.

        We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices located in New York, NY and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying the required fee for copying. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

        The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

  Our Current Report on Form 8-K dated July 1, 2003 filed with the SEC on July 1, 2003;
  Our Definitive Proxy Statement filed with the SEC on May 28, 2003;
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 14, 2003;
  Our amended Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2002 filed with the SEC on March 20, 2003;
  Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 filed with the SEC on February 14, 2003;
  Our Current Report on Form 8-K dated January 30, 2003 filed with the SEC on January 30, 2003;
  Our Definitive Proxy Statement filed with the SEC on December 20, 2002;
  Our Current Report on Form 8-K dated November 19, 2002 filed with the SEC on November 19, 2002;

  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002; and
  Our Annual Report on Form 10-K for the year ended June 30, 2002 filed with the SEC on September 30, 2002.

        We will deliver without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and our Quarterly Report on Form 10-Q that has been filed with the SEC for any quarter ended after June 30, 2002 to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address:

Dennis W. Healey
Chief Financial Officer
Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
Telephone Number: (954) 233-8746

        Copies of our SEC filings and other information about us are also available on our website at www.viragen.com. The information on our website is neither incorporated into, nor a part of, this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus, and other documents that we have incorporated by reference or included by attachment, contain forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

        Forward-looking statements might include one or more of the following:

  anticipated debt or equity fundings;
  projections of future revenue;
  anticipated clinical trial commencement dates, completion timelines or results;
  descriptions of plans or objectives of management for future operations, products or services;
  forecasts of future economic performance; and
  descriptions or assumptions underlying or relating to any of the above items.

        Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as “will,” “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

        An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition

We have a history of losses due to lack of sales and regulatory approvals. If we do not receive necessary regulatory approvals and develop profitable operations, we will need to terminate our operations. As a result, investors may lose their entire investment.

        Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

  $11,179,261 for the nine month period ended March 31, 2003;
  $11,088,832 for the fiscal year ended June 30, 2002;
  $11,007,809 for the fiscal year ended June 30, 2001; and
  $12,310,895 for the fiscal year ended June 30, 2000.

        At March 31, 2003, we had a total deficit since organization of $96,120,461, and our working capital deficit totaled $1,930,103.

        For the fiscal year ended June 30, 2002, the report of our independent auditors includes an explanatory paragraph indicating substantial doubt as to our ability to continue as a going concern, due to our financial condition. While our financial condition has improved since June 30, 2002, we are still dependant upon further debt or equity fundings to successfully execute our business plan. If we are unable to raise sufficient additional equity or debt financing, it would be necessary for us to significantly curtail or suspend a portion or all of our operations. Further, sufficient funding may not be available to finance planned future scientific collaborations, planned marketing efforts or planned plant facility expansions or modifications.

        We presently produce a natural human alpha interferon product under the name Multiferon™. The product is approved in Sweden and Mexico for the treatment of chronic myeloid leukemia, hairy cell leukemia and for the treatment of any and all diseases for which recombinant interferon therapy failed or the patient was unable to tolerate the regimen. The product is also approved for sale in the treatment of chronic myeloid leukemia and hairy cell leukemia in the Czech Republic, Hong Kong, Indonesia, Myanmar, Thailand, and as purified bulk in Egypt. However, as the United States Food and Drug Administration and other European Union regulatory authorities have not approved our natural interferon product, we have limited sales revenues. We have not sought the approval of our natural human interferon product from the United State Food and Drug Administration or its European Union counterparts, except Sweden.

        We will not be able to significantly reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell natural interferon or other products on a widely accepted basis. We expect sales of natural interferon to be our primary source of income for the foreseeable future. Investors must understand that our natural interferon product may never receive certain approvals sought from regulatory authorities. In addition, even if approval is received, we may not be able to achieve sufficient profit from the sale of natural interferon. If we do not obtain the required approvals, or we do not profit from the sale of natural interferon or other products, we will likely cease operations. In that case, investors in Viragen will likely lose their entire investment.

Our business is capital intensive, and because we do not generate sufficient operating revenues, we will require additional financing that may not be available to us.

        Our cash and cash equivalents are not sufficient to meet our operating requirements through the end of fiscal 2004. Our operating losses and working capital requirements continue to adversely affect cash flow. In the event of our inability to raise capital, or a lack of expanded revenue from the sale of our natural interferon product, we will likely be unable to meet our operating requirements through the end of fiscal 2004. In this event, we would be required to significantly curtail or suspend our operations. As a result of these financial conditions, the report of our independent certified public accountants on our June 30, 2002 consolidated financial statements includes an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern.

If we are unable to obtain additional funds from other financings we may have to significantly curtail the scope of our operations and alter our business model.

        We must achieve profitability for our business model to succeed. Prior to accomplishing this goal, we will need to raise additional funds, from equity or debt sources. Our cash requirements are substantial. While we have raised approximately $4.55 million, net of related commissions, fees and expenses, in connection with the sale of convertible debentures during June 2003, those proceeds together with draw downs under the equity line may still not be sufficient to meet our cash needs in the future. In addition, business and economic conditions may make it unfeasible or undesirable to initiate draw downs under our equity line agreement, and only one draw down may occur at a time. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue our operations at current levels. In addition, any failure to raise additional funds in the future may result in our inability to successfully promote our brand name, complete existing and/or undertake new research and development projects, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Offering and the Market for our Shares

The issuance of our shares under our equity line agreement and upon conversion of outstanding convertible debentures may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

        Resales of shares by the purchasers under our equity line agreement will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell under the equity line will be available for immediate resale, the mere prospect of these resales could depress the market price for our common stock. The shares of our common stock issuable under the equity line facility will be sold at 85% of the daily volume weighted average price of our common stock for a ten day pricing period prior to purchase, subject to a minimum price threshold. If we require the purchaser to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares under the equity line therefore dilutes the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

        The conversion price of our outstanding convertible debentures, including the outstanding convertible debentures that are the subject of this prospectus, was above the market price of our common stock on the date they were sold. The issuance of our shares upon conversion of the convertible debentures and their resale by the debenture holders will increase our publicly traded shares. These resales could also depress the market price of our common stock. We will not control whether or when the debenture holders elects to convert their shares, but it can be assumed that they will do so at a time when the conversion price is less than the market price for our shares.

        The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

If the price or the trading volume of our common stock does not reach certain levels, we will be unable to draw down all or substantially all of the $12 million under the equity line, which may force us to significantly curtail the scope of our operations and alter our business plan.

        The maximum draw down amount of a draw down under our equity line facility the will be equal to 2.5% of the daily weighted average price for our common stock for the 60 calendar day period immediately prior to the date that we deliver notice to Talisman Management Limited of our intention to exercise a draw down, multiplied by the total trading volume in respect of our common stock during the 10 day period following notice of our intention to draw down under the agreement. If our stock price and trading volume falls below certain levels, then either the maximum draw down amount formula or the mandatory threshold price may prevent us from being able to draw down all $12 million covered by the equity line facility with Talisman Management Limited.

The common stock purchase agreement limits the number of shares of common stock Talisman Management Limited is permitted to acquire in connection with any draw down to 4.9% of our outstanding common stock, which may further limit our ability to draw down amounts that  we request and which may cause us to significantly curtail the scope of our operations and alter our business plan.

        The common stock purchase agreement provides that we may not sell shares of our common stock pursuant to any draw down if such sale is more than 4.9% of our issued and outstanding common stock at such time. Accordingly, we may have to significantly curtail the scope of our operations and alter our business plan if this 4.9% restriction results in our inability to draw down all of the amounts requested in any draw down notice.

We may use the proceeds of this offering in ways with which you may not agree.

        Net proceeds to us from any sales to Talisman Management Limited will be used principally for the continued development and implementation of our research and development activities, and for general corporate purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of any sales to Talisman Management Limited, including discretion to use the proceeds in ways with which you may not agree.

Risks Related to our Business

Competitive conditions in the pharmaceutical industry may force us to terminate operations.

        Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We have not yet developed an immunological product that can be widely marketed. Our competitors also have greater financial, marketing and human resources. Some of our competitors, including Hoffmann-La Roche, Inc., Schering-Plough Corporation, Biogen, Inc., Chiron Corp., and Berlex Laboratories, have received approvals for their synthetic interferons. They have been marketing their products since 1986 and have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce and penetrate the market with our product, if and when we receive the necessary regulatory approvals. We expect competition to increase in the future.

        In addition, technological advances made by our competitors may make synthetic interferon products more effective, less costly and with less harmful side effects. We may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we will likely terminate operations.

        Competition for funding in the pharmaceutical industry is also intense. We have a limited source of income at this time, and we will require additional funding to conduct clinical trials so we may receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will likely terminate operations. In that case, investors in Viragen will likely lose their entire investment.

Government regulation may affect Viragen’s ability to develop and distribute natural interferon.

        All pharmaceutical manufacturers are subject to state, federal and foreign rules and regulations, including those of the United States Food and Drug Administration, Asian markets and the European Union regulatory authorities. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

If patients have problems receiving third party reimbursements for natural interferon, it will be more difficult to market our product. In addition, our marketing costs would increase.

        Our ability to successfully market our products depends in part on the availability of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours, or the amount of reimbursement available to patients, may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will use our product. If we have difficulty in securing third party payors to reimburse for our product, we could be required to increase our marketing efforts, which, in turn, will involve greater expense to us.

Our proprietary technology and any future patents that we receive may not provide sufficient protection to us.

        We intend to rely, in part, on technology developed by our scientists for the efficient and safe production of natural interferon, our avian transgenics technologies and our oncology technologies. If we are not successful in obtaining patents or demonstrating that our production processes are proprietary under trade secret law, we will have limited protection against those who might copy our technology. We have not received any communications or had any conversations with the owners of related patents that may potentially make claims or who have threatened to make a claim that our patents infringe their patents. However, we may be damaged if we are accused of misappropriating a competitor’s proprietary technology, even if these claims are untrue. We cannot assure you that any of our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide sufficient protection to us.

We may not be able to produce targeted drugs in egg whites of transgenic chickens in commercially viable quantities.

        Our avian transgenics project, still in the development stage, is designed to enable Viragen to produce protein-based drugs, including monoclonal antibodies, inside the egg whites of transgenic developed chickens.  Even if we are successful in producing the targeted proteins in egg whites, we are unable to predict whether this technology will yield commercially viable quantities.

Technology transfers to third parties may not result in revenue to us.

        One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce and market our natural interferon outside the United States of America. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

        Persons who claim to be injured from use of our natural interferon, or other products or processes, may file claims for personal injuries or other damages against us. Directives in the European Union provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. In order to protect ourselves against these claims, we maintain product liability insurance in the amount of $7,000,000. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our products. Also, in the future this type of insurance may not be available, or we may not be able to afford this form of insurance.

Our reliance on foreign third party manufacturers may disrupt operations.

        Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

  unexpected changes in regulatory requirements;
  tariffs and other trade barriers, including import and export restrictions;
  political or economic instability;
  compliance with foreign laws;
  transportation delays and interruptions;
  difficulties in protecting intellectual property rights in foreign countries; and
  currency exchange risks.

        Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

We do not expect to pay dividends in the foreseeable future.

        We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. You should not rely on an investment in our common stock if you require dividend income. The only return on your investment in our common stock, if any, would most likely come from any appreciation of our common stock.

Possible sales of securities by current stockholders could have a depressive effect on market value of our stock.

        As of the date of this prospectus, there are 272,689,559 shares of our common stock outstanding. Sales of our common stock by current stockholders or pursuant to this prospectus may have a depressive effect on the market price for our common stock.

We are engaged in the biotechnology industry; as a result, the market price for our common stock may be subject to extreme volatility.

        The market for securities of biotechnology companies, including companies such as ours, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

  quarter-to-quarter variations in our operating results;
  our announcement of material events;
  price fluctuations in sympathy to others engaged in our industry; and
  the effects of media coverage of our business.

        Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

        Viragen’s common stock traded on the over-the-counter Bulletin Board from June 29, 1999 through April 16, 2000, under the symbol “VRGN.” Our common stock began trading on the American Stock Exchange on April 17, 2000, under the symbol “VRA.” Our common stock has traded between a high of $1.69 and a low of $0.05 since January 1, 2001.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees.

        While we do not rely upon one specific individual to provide the management and scientific leadership, the team of executive management in the U.S. and the scientific team located in Scotland, taken together, are crucial to the future development of the company. Though competition for qualified scientific and managerial personnel is at times intense in the markets in which we operate, we have in the past had a high level of success in attracting and retaining such personnel, and, while we can give you no assurance, we anticipate continued success in such regard in the future.

We could use preferred stock to resist takeovers, and the issuance of preferred stock may cause additional dilution.

        Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,650 shares of series A preferred stock are issued and outstanding on the date of this prospectus. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

  dividend and liquidation preferences;
  voting rights;
  conversion privileges;
  redemption terms; and
  other privileges and rights of the shares of each authorized series.

        The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen’s stockholders.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares by Talisman Management Limited that it will obtain under the common stock purchase agreement. However, if we exercise, in our sole discretion, any draw downs under the equity line of credit, we will receive the net sale price of any common stock we sell to Talisman Management Limited under the terms of the common stock purchase agreement described in this prospectus. We intend to use the net proceeds from any sales to Talisman Management Limited or the exercise of related warrants for general corporate purposes, including:

  funding of the commercialization of our Multiferon product:
  funding collaborative research projects for the development of new technologies;
  financing capital expenditures;
  payment of financing obligations; and
  working capital.

        Management will have significant flexibility and discretion in applying the net proceeds of any common stock sold to Talisman Management Limited. Pending any use, we will invest the net proceeds of any common stock sold to Talisman Management Limited in short-term, investment grade, interest-bearing securities.

        Because we are not obligated to, and may decide not to, exercise any draw downs under the equity line agreement, we may not receive any proceeds under the equity line agreement, except upon the exercise of warrants issued to Talisman Management Limited or HPC Capital Management, if those warrants are exercised on other than a cashless basis.

COMMON STOCK PURCHASE AGREEMENT

        On March 31, 2003, we entered into a common stock purchase agreement with Talisman Management Limited, an Isle of Mann corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

Draw Downs

        In general, the draw down facility operates like this: Talisman Management Limited has committed to provide us up to $12 million as we request it over a 24 month period, in return for common stock we issue to Talisman Management Limited. During this period, provided five trading days have elapsed since the last draw down pricing period and at our sole election, we may exercise a draw down which is priced over a draw down period consisting of ten trading days. We, in our sole discretion, will determine the draw down amount and the threshold price and include these items in the draw down notice. The amount we can draw at each request must be at least $25,000. The maximum amount we can actually draw for each request is determined by a formula set forth in the common stock purchase agreement. The maximum draw down formula is described in greater detail beginning on page 16. We are under no obligation to issue any shares to Talisman Management Limited or to request a draw down during any period. The aggregate total of all draw downs under the equity draw down facility cannot exceed $12 million.

        We are entitled to receive the funds upon delivery of the shares on or prior to the third trading day following the end of the pricing period. The formula for determining the actual draw down amounts and the number of shares that we will issue to Talisman Management Limited are described in greater detail beginning on page 16.

Warrants

        In connection with the common stock purchase agreement, we issued to Talisman Management Limited, a warrant certificate to purchase up to 12 million shares of our common stock. The warrant has a term from its date of issuance of 5 years. The initial exercise price of the warrant is $0.10. Talisman Management Limited is under no obligation to exercise this warrant.

THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES

        We may request a draw down by faxing to Talisman Management Limited a draw down notice, stating the amount of the draw down that we wish to exercise and the minimum threshold price at which we are willing to sell the shares.

Limitations on the Amount of the Draw Downs

        With certain exceptions as described below, the maximum draw down amount under our equity line agreement is the lesser of $400,000 or 2.5% times the average of the daily volume weighted average prices of our common stock for the 60 calendar days preceding notice of a draw down, multiplied by the total number of shares traded during the 60 calendar days preceding notice of the draw down.

        To clarify, if there were 40 trading days in the 60 calendar days prior to our draw down notice, we would add up the 40 daily volume weighted average prices and divide this figure by 40. This would give the average volume weighted average price. This figure would be multiplied by 2.5%. The resulting figure would then be multiplied by the number of shares traded during the 40 trading days to give a maximum dollar amount.

As an example:

Number of trading days in 60 day period	40
Sum of volume weighted average prices for the 40 day period	$ 9.00
Average of the volume weighted average prices ($9.00 ÷ 40 days)	$ 0.225
Number of shares traded during 40 trading days	65,000,000
Maximum draw prior to limitations ($0.225 x 65,000,000 x 2.5%)	$ 365,625

        As this amount is greater than $25,000, the minimum single draw, and less than $400,000, the maximum single draw, $365,625 would be the maximum draw amount.

        A second calculation is necessary to determine the number of shares to be issued in payment of the draw down amount. This is determined during the 10 day pricing period prior to funding.

        The number of shares to be issued is equal to the sum of the shares due for 1/10th of the draw down amount for each of the ten days of the draw down pricing period, which is the 10 trading days after giving notice of a draw down, calculated separately each day. The number of shares due for each day is equal to 1/10th of the draw down amount divided by 85% of the volume weighted average price for that day.

For example:

  Maximum draw down amount                            $365,625
  Daily investment amount ($365,625 / 10)          $  36,563
Draw Down Pricing Period Day	Daily Volume Weighted Average Price	85% of Daily Volume Weighted Average Price	Draw Down Amount	Shares Issued

1	$0.22	$ 0.1870	$ 36,563	195,524

2	0.24	0.2040	36,563	179,230

3	0.23	0.1955	36,563	187,023

4	0.25	0.2125	36,563	172,061

5	0.24	0.2040	36,563	179,230

6	0.26	0.2210	36,563	165,443

7	0.25	0.2125	36,563	172,061

8	0.27	0.2295	36,563	159,316

9	0.26	0.2210	36,563	165,443

10	0.26	0.2210	36,563	165,443

	Shares to be issued			1,740,774

        In this example, we would receive the amount of our draw down, $365,625, less a 6.5% cash fee paid to the placement agent of $23,766 less a $1,000 escrow fee, for net proceeds to us of approximately $340,859. The delivery of the requisite number of shares and payment of the draw down will take place through an escrow agent, Feldman Weinstein LLP, of New York. The escrow agent pays the net proceeds to us, after subtracting its escrow fee, and 6.5% to HPC Capital Management, our placement agent, in satisfaction of placement agent fees.

        Additionally, if any of the following events occur during a pricing period, the draw down amount for that pricing period will be reduced by 1/10th for each daily occurrence and the volume weighted average price of any trading day during a pricing period on which the event occurred and will have no effect on the pricing of the shares purchased during that pricing period.

The volume weighted average price is less than the minimum threshold price we designate;
The common stock is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or
If sales of previously drawn down shares under the registration statement of which this prospectus is a part are suspended by us because of certain potentially material events for more than three hours, in the aggregate.

        Thus, with respect to the first bullet above, if we set a threshold price too high, and if our stock price does not consistently meet that level during the pricing period, then the amount that we can draw and the number of shares that we will issue to Talisman Management Limited will be reduced. On the other hand, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, then we will have to issue a greater number of shares at the reduced price.

        Finally, the common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Talisman Management Limited under the draw down would exceed 4.9% of our then issued and outstanding common stock at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable under the draw down and Talisman Management Limited will not be obligated to purchase those shares.

Necessary Conditions Before Talisman Management Limited Is Obligated to Purchase Our Shares

        The following conditions must be satisfied before Talisman Management Limited is obligated to purchase any common shares that we may request from time to time:

a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Talisman Management Limited;
trading in our common shares must not have been suspended by the Securities and Exchange Commission or the American Stock Exchange, nor shall minimum prices have been established on securities whose trades are reported on the American Stock Exchange;
we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;
no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock purchase agreement; and
no material adverse event shall have occurred with respect to our affairs.

Termination of the Common Stock Purchase Agreement

        The equity draw down facility established by the common stock purchase agreement will terminate 24 months from the effective date of the registration statement of which this prospectus forms a part. The facility shall also terminate if we file for protection from creditors, or if our common stock is delisted from the American Stock Exchange, and not promptly relisted on the Nasdaq National Market, Nasdaq SmallCap Market or the New York Stock Exchange.

Costs of Closing the Transaction

        At the initial draw down of the equity line, we will pay $35,000 to cover the fees and expenses of Talisman Management Limited’s counsel. As additional consideration for entering into the equity line agreement, we issued to Talisman Management Limited a warrant to purchase up to 12 million shares of common stock, exercisable at a price of $0.10 per share at any time prior to March 31, 2008. As partial consideration for HPC Capital Management’s services as placement agent in connection with this offering, we also issued to HPC Capital Management, a warrant to purchase up to 250,000 shares of common stock, exercisable at a price of $.10 per share at any time prior to March 31, 2008. HPC Capital Management is not obligated to purchase any of our shares pursuant to the stock purchase agreement.

Indemnification of Talisman Management Limited

        Talisman Management Limited is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Talisman Management Limited to us for inclusion in the registration statement and prospectus.

SELLING SECURITY HOLDERS

Overview

        Common shares registered for resale under this prospectus constitute approximately 26% of our issued and outstanding common shares as of August 13, 2003. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we may issue to Investor under the common stock purchase agreement. We are under no obligation to issue any shares to Talisman Management Limited unless we initiate a draw down under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement.

Talisman Management Limited

        Talisman Management Limited is engaged in the business of investing in publicly traded equity securities for its own account. Talisman Management Limited’s principal offices are located at 12-14 Finch Road, Douglas, Isle of Man. Investment decisions for Talisman Management Limited are made by its board of directors. As of the date of this prospectus, Talisman Management Limited does not own any of our securities other than the 12 million warrants previously issued to it. Other than its obligation to purchase common shares under the common stock purchase agreement and the common stock purchase warrants, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Talisman Management Limited and us other than as contemplated by the common stock purchase agreement.

HPC Capital Management

        HPC Capital Management has acted as placement agent in connection with the equity line of credit agreement. HPC Capital Management introduced us to Talisman Management Limited and assisted us with structuring the equity line of credit. HPC Capital Management’s duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. As partial consideration for HPC Capital Management’s services as placement agent in connection with this offering, we issued to HPC Capital Management, a warrant to purchase up to 250,000 shares of common stock, exercisable at a price of $.10 per share at any time prior to March 31, 2008. This prospectus covers the resale of the 250,000 shares issuable upon the exercise of that warrant.

        HPC Capital Management has previously acted as placement agent in connection with the placement of certain debentures we have issued. In connection with those services, HPC Capital Management was issued shares of our common stock and common stock purchase warrants. We are advised that HPC Capital Management continues to own no shares of our common stock and 579,794 common stock purchase warrants.

        Neither Talisman Management Limited nor HPC Capital Management has held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Talisman Management Limited’s debenture holder’s or HPC Capital Management’s relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

PLAN OF DISTRIBUTION

        Talisman Management Limited is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Talisman Management Limited. Talisman Management Limited may be offering for sale up to 59,750,000 common shares which it may acquire pursuant to the terms of the stock purchase agreement more fully described under the section of this prospectus entitled “The Common Stock Purchase Agreement.” Talisman Management Limited is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales under this prospectus. Talisman Management Limited has, prior to any sales, agreed not to affect any offers or sales of the common shares in any manner other than as specified in the prospectus and to comply with prospectus delivery requirements. We will pay the costs of registering the shares under this prospectus, including legal fees.

        To permit Talisman Management Limited to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Talisman Management Limited that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

the date after which all of the common shares held by Talisman Management Limited or its transferees that are covered by the registration statement have been sold by Talisman Management Limited or its transferees pursuant to such registration statement; or
the date after which all of the common shares held by Talisman Management Limited or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933.

        Shares of common stock offered through this prospectus may be sold from time to time by Talisman Management Limited or HPC Capital Management or by pledgees, donees, transferees or other successor in interest to Talisman Management Limited or HPC Capital Management. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

        Sales may be made on the American Stock Exchange, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Talisman Management Limited will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Talisman Management Limited and HPC Capital Management that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus.

        The common shares may be sold in one or more of the following manners:

a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
purchases by a broker or dealer for its account under this prospectus; or
ordinary brokerage transactions and transactions in which the broker solicits purchases.

        In effecting sales, brokers or dealers engaged by Talisman Management Limited or HPC Capital Management may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Talisman Management Limited or HPC Capital Management. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Talisman Management Limited, and, if they act as agent for the purchaser of such common shares, from such purchaser.

        Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

        In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. However, since Talisman Management Limited is an underwriter, Rule 144 of the Securities Act is not available to Talisman Management Limited to sell its shares. HPC Capital Management may resell shares issuable to it upon exercise of warrants under Rule 144. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

        Talisman Management Limited is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person’s completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Talisman Management Limited will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

        Talisman Management Limited and HPC Capital Management will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

        The underwriting compensation for Talisman Management Limited will depend on the amount of financing that we are able to obtain under the stock purchase agreement, up to a maximum of approximately $2,118,000 consisting of the 15% discount from the volume weighted average market price if the entire $12 million was drawn. Talisman Management Limited will purchase shares under the stock purchase agreement at a price equal to 85% of the volume-weighted average daily price of our common stock reported on the principal market on which our common stock is then listed or as quoted by Bloomberg Financial L.P., for each day in the pricing period with respect to each draw down request.

        We also issued to Talisman Management Limited a warrant to purchase 12 million shares of our common stock at an exercise price of $0.10. The warrant expires March 31, 2008.

        In addition, we are obligated to pay HPC Capital Management, as compensation for its services as Talisman Management Limited’s placement agent, a cash fee equal to 6.5% of the gross proceeds received from Talisman Management Limited under the stock purchase agreement for draw downs under the equity line. The placement agent compensation to HPC Capital Management will depend on the amount of financing that we are able to obtain under the stock purchase agreement, up to a maximum of approximately $780,000 if we obtain the entire $12 million in financing. We also issued a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.10. The warrant expires March 31, 2008.

Limited Grant of Registration Rights

        We granted registration rights to Talisman Management Limited to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

  to assist or cooperate with Talisman Management Limited in the offering or disposition of such shares;
  to indemnify or hold harmless the holders of any such shares, other than Talisman Management Limited, or any underwriter designated by such holders;
  to obtain a commitment from an underwriter relative to the sale of any such shares; or
  to include such shares within any underwritten offering we do.

        We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

        We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Talisman Management Limited, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing the name of any broker-dealers;
  the number of common shares involved;
  the price at which the common shares are to be sold;
  the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
  that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
  any other facts material to the transaction.

        Our registration rights agreement with Talisman Management Limited permits us to restrict the resale of the shares Talisman Management Limited has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Talisman Management Limited during any pricing period or the 10 consecutive business days after a pricing period and our stock price declines during the restriction period, we are required to pay to Talisman Management Limited cash to compensate Talisman Management Limited for its inability to sell shares during the restriction period.

DESCRIPTION OF SECURITIES

        Viragen is currently authorized to issue up to 700,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, there are 272,689,559 shares of common stock and 2,650 shares of series A preferred stock outstanding.

Common Stock

        Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen’s remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

        Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen’s By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

Preferred Stock

        Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen’s board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

  dividend and liquidation preferences,
  voting rights,
  conversion privileges, and
  redemption terms.

        Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen’s common stock.

Series A Preferred Stock

        Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen’s option.

        The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

        Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

Transfer Agent

        The transfer agent for the shares of our common stock is Mellon Investor Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

LEGAL MATTERS

        Schneider Weinberger LLP will review the validity of the issuance of the shares of common stock offered by this prospectus. Schneider Weinberger LLP is located at 2499 Glades Road, Suite 108, Boca Raton, Florida 33431.

EXPERTS

        Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2002, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note A to the consolidated financial statements, and which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Viragen, Inc.

Prospectus

____, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Other expenses in connection with the registration of the common stock hereunder are substantially as follows (all expenses other than the SEC Registration Fee are estimates):

Item	Company

SEC Registration Fee	$ 1,209
Printing and engraving expenses	2,500
Legal fees and expenses	5,000
Accounting fees and expenses	6,000
Miscellaneous	791

Total	$15,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

        A corporation may indemnify against expenses, including attorney’s fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

        In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

        Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

ITEM 16. EXHIBITS.

Exhibit Number	Description of document

5.1	Opinion and Consent of Schneider Weinberger LLP (includes Exhibit 23.2)*

10.68	Common Stock Purchase Agreement dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited (incorporated by reference to Viragen, Inc.‘s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003).

10.69	Registration Rights Agreement dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited (incorporated by reference to Viragen, Inc.‘s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003).

10.70	Form of Common Stock Purchase Warrant dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited (incorporated by reference to Viragen, Inc.‘s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003).

23.1	Consent of Independent Certified Public Accountants*

23.2	Consent of Schneider Weinberger LLP (included as part of Exhibit 5.1)*

_________________

* Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on August 14, 2003.

VIRAGEN, INC.

By:	/s/ Robert C. Salisbury

Robert C. Salisbury
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl N. Singer Carl N. Singer	Chairman of the Board of Directors and Chairman of the Executive Committee	August 14, 2003

/s/ Robert C. Salisbury Robert C. Salisbury	President, Principal Executive Officer and Director	August 14, 2003

/s/ Dennis W. Healey Dennis W. Healey	Executive Vice President, Treasurer, Principal Financial Officer, Director and Secretary	August 13, 2003

/s/ Douglas Lind Douglas Lind	Director	August 13, 2003

/s/ Charles J. Simons Charles J. Simons	Director and Chairman of the Audit and Finance Committee	August 14, 2003

/s/ Gerald Smith Gerald Smith	Director	August 13, 2003

/s/ C. Richard Stafford C. Richard Stafford	Director	August 14, 2003

/s/ Nicholas Burke Nicholas Burke	Controller and Principal Accounting Officer	August 13, 2003

INDEX TO EXHIBITS

Exhibit Number	Description of document

5.1	Opinion and Consent of Schneider Weinberger LLP (includes Exhibit 23.2)*

23.1	Consent of Independent Certified Public Accountants*

23.2	Consent of Schneider Weinberger LLP (included as part of Exhibit 5.1)*

______________

* Filed herewith.